Exhibit 10.38

THIRD AMENDED AND RESTATED 2005 OMNIBUS
LONG-TERM INCENTIVE PLAN

TIME BASED RESTRICTED STOCK UNIT GRANT AGREEMENT
THIS AGREEMENT, made as of February 27, 2023, (the “Agreement”) between UNDER ARMOUR, INC. (the “Company”) and Stephanie C. Linnartz (the “Grantee”).
WHEREAS, the Company has adopted the Third Amended and Restated 2005 Omnibus Long‑Term Incentive Plan (the “Plan”), which has been delivered or made available to the Grantee, to promote the interests of the Company and its stockholders by providing the Company’s key employees and others with an appropriate incentive to encourage them to continue in the employ of the Company and to improve the growth and profitability of the Company; and
WHEREAS, the Plan provides for the grant to participants in the Plan of restricted share units, which may be settled in shares of the Company’s Class C stock (the “Class C Stock”).
NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth herein, the parties hereby agree as follows:
1.Definitions.
(a)“Cause” shall mean the occurrence of any of the following: (i) the Grantee’s material misconduct or gross negligence in the performance of the Grantee’s duties; (ii) the Grantee’s commission of any felony, offense punishable by imprisonment in a state or federal penitentiary, any offense, civil or criminal, involving material dishonesty, fraud, moral turpitude or immoral conduct; (iii) the Grantee’s material breach of the Company’s written Code of Conduct, as in effect from time to time; (iv) the Grantee’s commission of any act that results in severe harm to the Company, excluding any act taken by the Grantee in good faith that the Grantee reasonably believed was in the best interests or not contrary to the best interests of the Company; or (v) the Grantee’s material breach of the Grantee’s employee Confidentiality, Non-Compete and Non-Solicitation Agreement by and between the Grantee and Under Armour. However, none of the foregoing events or conditions will constitute Cause unless Under Armour provides the Grantee with written notice of the event or condition within thirty (30) days following the date as of which the Board of Directors of the Company became aware of the occurrence thereof and thirty (30) days to cure such event or condition (if curable) and, the event or condition is not cured within such 30-day period.
(b)“Good Reason” shall mean the occurrence of any of the following events: (i) a material diminishment in the scope of the Grantee’s duties or responsibilities with the Company (other than temporarily while the Grantee is physically or mentally incapacitated or as required by applicable law), or the assignment to the Grantee of duties or responsibilities that are materially inconsistent with, or the failure to assign to the Grantee duties and responsibilities that are materially consistent with, the Grantee’s duties, positions, authority, responsibilities and reporting requirements as set forth in the offer letter, dated as of December 14, 2022, by and between the Grantee and the Company, or the assignment to the Grantee of duties or responsibilities that materially impair the Grantee’s ability to function as the President and Chief Executive Officer of the Company; (ii) the failure of the Company to continue the Grantee as President and Chief Executive Officer or the Grantee is no longer nominated for election to serve as a member of the Board of Directors of the Company; (iii) a material reduction in the Grantee’s base salary, bonus, long-term incentive opportunity or aggregate benefits or perquisites, unless the reduction is part of an overall and nondiscriminatory reduction to such compensation of all similarly situated employees and the reduction is proportional to the reductions suffered by the other employees; (iv) a reduction in or a material delay in payment of the Grantee’s total cash compensation or benefits or in the vesting of equity awards from those required to be provided in connection with the Grantee’s hiring as reflected herein, including any such reduction or delay occasioned by a termination of or change to any plan or program, other than as may be required by law; (v) should the Company be reorganized such that it becomes a direct or indirect subsidiary or controlled party of any other person or entity, the Grantee’s not holding authorities, duties, responsibilities, status, offices, titles or reporting lines in such parent or other ultimately controlling party at least commensurate with those held by the Grantee at the Company immediately prior to such reorganization; or (vi) a requirement that the Grantee relocate more than fifty (50) miles from the Company’s current headquarters offices located in Baltimore, Maryland, other than as a consequence of travel reasonable required to carry out the Grantee’s obligations as President and Chief Executive Officer and a Board member. For the avoidance of doubt, the removal or resignation of Kevin Plank from the positions of Executive Chair and Brand Chief, and the subsequent requirement that the Grantee report instead directly to the Board of Directors of the Company, will not constitute Good Reason. However, none of the foregoing events or conditions will constitute Good Reason unless (A) the Grantee provides the Company with written objection to the event or condition within ninety (90) days following the date as of which the Grantee became aware of the occurrence thereof, (B) the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving such written objection, and (C) the Grantee resigns the Grantee’s employment within thirty (30) days following the expiration of such cure period.
(c)[RESERVED].
(d)An award will qualify as a “Substitute Award” if it is assumed, substituted or replaced by a Successor with awards that, solely in the discretion of the Human Capital and Compensation Committee of the Board, preserves the existing value of the outstanding Restricted Stock Units at the time of the Change in Control and provides vesting and payout terms that are at least as favorable to the Grantee as the vesting and payout terms applicable to the Restricted Stock Units.
(e)“Successor” shall mean the continuing or successor organization, as the case may be, following a Change in Control.
2.Grant of Restricted Stock Units. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Grantee an Award of Restricted Stock Units covering 1,288,057 shares of the Class C Stock (collectively, the “Restricted Stock Units”). The Purchase Price for the Restricted Stock Units shall be paid by Grantee’s services to the Company. The Grantee represents that the Restricted Stock Units are being acquired for investment and not with a view toward the distribution or sale thereof.
3.Grant Date. The Grant Date of the Restricted Stock Units hereby granted is February 27, 2023.
4.Incorporation of the Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of this Agreement, as interpreted by the Board, or a Committee thereof, shall govern. Unless otherwise indicated herein, all capitalized terms used herein shall have the meanings given to such terms in the Plan.
5.Vesting and Settlement of Awards.
(a)Vesting. The Restricted Stock Units shall vest in accordance with Exhibit 1 (which is attached to this Agreement and incorporated herein and made a part hereof as if stated herein); provided that (i) the Grantee remains continuously employed by the Company through each such applicable vesting date, and (ii) the Grantee has duly executed this Agreement within one (1) year of receipt of the Agreement. Except as provided in Section 5(b), all unvested Restricted Stock Units will be automatically forfeited if the Grantee terminates employment for any reason prior the applicable vesting date.
(b)Special Vesting Upon Certain Circumstances. Notwithstanding Section 5(a) or anything to the contrary set forth in this Agreement or in any plan adopted by or agreement entered into by the Company, including the Plan or any severance plan, in the event of (i) the Grantee’s termination by the

Company without Cause (other than due to the Grantee’s death or Disability (as defined in the Plan)) or (ii) the Grantee’s resignation for Good Reason, if (A) prior to the first vesting date of the Restricted Stock Units, the Grantee will receive $11,000,000 in cash in a lump-sum payment, payable simultaneously with (and subject to the same conditions applicable to) any amounts owed to the Grantee pursuant to the Under Armour, Inc. Executive Severance Program, or (B) on or after the first vesting date of the Restricted Stock Units, any unvested Restricted Stock Units granted pursuant to this Agreement will immediately vest as of the Grantee’s separation date, in each case subject to applicable tax withholdings and requirements by law. Upon the Grantee’s death or Disability at any time, all unvested Restricted Stock Units granted pursuant to this Agreement shall immediately vest on the date of the Grantee’s death or termination of employment as a result of Disability.
(c)Settlement of Awards. On the first business day after each vesting date described in Sections 5(a) or 5(b), as applicable, the Company shall deliver to the Grantee the number of shares of the Class C Stock to which Grantee’s vested Restricted Stock Units relate.
6.Change in Control.
(a)In the event of a Change in Control in which the Restricted Stock Units will not be continued, assumed or substituted with Substitute Awards, all of the Restricted Stock Units not otherwise forfeited shall vest in full on the day immediately prior to the date of the consummation of the transaction(s) that constitutes the Change in Control.
(b)In the event of a Change in Control following which the Restricted Stock Units will be continued, assumed or substituted with Substitute Awards, any Substitute Awards shall vest on the dates set forth in Section 5(a) or 5(b), as applicable, of this Agreement.
(c)[Reserved.]
(d)On the first business day after each vesting date set forth in Sections 6(a), (b) or (c), as applicable, the Company shall deliver to the Grantee the shares of the Class C Stock to which Grantee’s vested Restricted Stock Units or Substitute Awards, as applicable, relate.
7.Forfeiture. Subject to the provisions of the Plan and Sections 5 and 6 of this Agreement, with respect to the Restricted Stock Units which have not become vested on the date the Grantee’s employment terminates, the Award of Restricted Stock Units shall expire and such unvested Restricted Stock Units shall immediately be forfeited on such date.
8.Employee Confidentiality, Non-Competition and Non-Solicitation Agreement. As a condition to the grant of the Restricted Stock Units, the Grantee shall have executed and become a party to the Confidentiality, Non-Compete and Non-Solicitation Agreement.
9.No Shareholder Rights. The Grantee does not have any rights of a shareholder with respect to the Restricted Stock Units. No dividend equivalents will be earned or paid with regard to the Restricted Stock Units.
10.Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

11.Integration. This Agreement and the Plan (including the Confidentiality, Non-Compete and Non-Solicitation Agreement) contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement and the Plan supersede all prior agreements and understandings between the parties with respect to its subject matter.
12.Withholding Taxes. The Grantee agrees, as a condition of this grant, that the Grantee will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting of the Restricted Stock Units or delivery of the Class C Stock or other shares acquired in connection with this Award. In the event that the Company determines that any federal, state, local, municipal or foreign tax or withholding payment is required relating to the vesting of the Restricted Stock Units or delivery of the Class C Stock or other shares acquired in connection with this Award, the Company shall have the right to require such payments from the Grantee in the form and manner as provided in the Plan. The Grantee authorizes the Company at its discretion to satisfy its withholding obligations, if any, by one or a combination of the following:
(a)to the extent permitted by applicable laws, withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company; or
(b)withholding from proceeds of the sale of shares of the Class C Stock acquired upon settlement of the Restricted Stock Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent required); or
(c)withholding in shares of the Class C Stock to be issued upon settlement of the Restricted Stock Units; or
(d)by any other method deemed by the Company to comply with applicable laws.
13.Data Privacy. The Company is located at 1020 Hull Street Baltimore, MD 21230-2080, U.S.A. and grants Restricted Stock Units to employees of the Company and its Subsidiaries and Affiliates, at the Company’s sole discretion. The Grantee acknowledges that he or she has reviewed the following information about the Company’s data processing practices and declares his or her consent.
(a)Collection and Usage. The Company collects, processes and uses personal employee data, including name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, citizenship, job title, any shares of Class C Stock or directorships held in the Company, and details of all equity awards granted, canceled, vested or outstanding in the Grantee's favor, which the Company receives from the Grantee or the Employer (“Data”). If the Company grants the Grantee equity rights under the Plan, then the Company will collect the Grantee’s Data for purposes of allocating shares of Class C Stock and implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing, and use of the Grantee’s Data is the Grantee’s consent.
(b)Stock Plan Service Provider. The Company transfers the Grantee’s Data to The Charles Schwab Corporation, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share my Data with another company that serves in a similar manner. The Company’s service provider will open an account for the Grantee to receive and trade shares of Class C Stock. The Grantee will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to the Grantee’s ability to participate in the Plan.

(c)[Reserved].
(d)Voluntariness and Consequences of Consent, Denial or Withdrawal. The Grantee’s participation in the Plan and the Grantee’s grant of consent hereunder is purely voluntary. The Grantee may deny or withdraw his or her consent at any time. If the Grantee does not consent, or if the Grantee later withdraws his or her consent, the Grantee may be unable to participate in the Plan. This would not affect the Grantee’s existing employment or salary; instead, the Grantee merely may forfeit the opportunities associated with participation in the Plan.
(e)Data Retention. The Grantee understands that the Grantee’s Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan.
(f)Data Subject Rights. The Grantee understands that the Grantee may have the right under applicable law to (i) access or copy the Grantee’s Data that the Company possesses, (ii) rectify incorrect Data concerning the Grantee, (iii) delete the Grantee’s Data, (iv) restrict processing of the Grantee’s Data, or (v) lodge complaints with the competent supervisory authorities in the Grantee’s country of residence. To receive clarification regarding these rights or to exercise these rights, the Grantee understands that the Grantee can contact Human Resources at Totalrewards@underarmour.com. The Company will process the Grantee’s requests related to these rights as the law allows, which means in some cases there may be legal or other official reasons that Company may not be able to address the specific request related to the Grantee’s rights to protect the Grantee’s privacy. The Company will take steps to verify the Grantee identity before fulfilling any such request.
If the Grantee agrees with the data processing practices as described in this notice, he or she should declare his or her consent by clicking “Accept” on the Charles Schwab award acceptance page.
14.Section 409A. It is intended that the Restricted Stock Units awarded hereunder be exempt from the application of Section 409A of the Internal Revenue Code and applicable guidance thereunder (“Section 409A”) and the Plan and this Agreement shall be construed in a manner that effects such intent. However, the tax treatment of the benefits provided under the Plan or this Agreement is not warranted or guaranteed. Notwithstanding anything to the contrary, to the extent any amount or benefit would constitute non-exempt deferred compensation for purposes of Section 409A, the Plan and this Agreement shall be interpreted and administered in compliance with Section 409A, including the requirement that if the Company determines that the Grantee is a “specified employee” within the meaning of Section 409A, then to the extent any payment under this Agreement on account of the Grantee’s separation from service would be considered nonqualified deferred compensation under Section 409A, such payment shall be delayed until the earlier of (a) the date that is six months and one day after the date of such separation from employment or (b) the date of the Grantee’s death.
15.Electronic Delivery. The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant the Grantee agrees that the Company may deliver the Plan prospectus and the Company’s annual report to the Grantee in an electronic format. If at any time the Grantee would prefer to receive paper copies of these documents, as the Grantee is entitled to receive, the Company would be pleased to provide copies. The Grantee should contact totalrewards@underarmour.com to request paper copies of these documents.
16.Counterparts; Electronic Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Agreement may be signed by the Company through application of an authorized officer’s signature, and may be signed by the Grantee through an electronic signature.
17.Governing Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland, without regard to the provisions governing conflict of laws. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Maryland, and agree that such litigation will be conducted in the jurisdiction and venue of the United States District Court for the District of Maryland or, in the event such jurisdiction is not available, any of the appropriate courts of the State of Maryland, and no other courts.
18.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
19.Grantee Acknowledgment. The Grantee hereby acknowledges receipt of a copy of the Plan. The Grantee hereby acknowledges that all decisions, determinations and interpretations of the Board, or a Committee thereof, in respect of the Plan, this Agreement and this Award of Restricted Stock Units shall be final and conclusive.
The Company has caused this Agreement to be duly executed by its duly authorized officer and said Grantee has hereunto signed this Agreement on the Grantee’s own behalf, thereby representing that the Grantee has carefully read and understands this Agreement and the Plan as of the day and year first written above.

UNDER ARMOUR, INC.
By: /s/ Mehri Shadman
     GRANTEE
     /s/ Stephanie Linnartz

EXHIBIT 1
VESTING SCHEDULE

429,309 on February 27, 2024
429,309 on February 27, 2025
429,439 on February 27, 2026